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                                                                       Exhibit 2

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
              AND RIGHTS OF SERIES A-1 CONVERTIBLE PREFERRED STOCK
                   AND SERIES A-2 CONVERTIBLE PREFERRED STOCK
                                       OF
                           CASTLE DENTAL CENTERS, INC.

         Castle Dental Centers, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Amended and Restated Certificate of Incorporation of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing two (2) series of the Company's previously authorized preferred stock, par value $.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Two Hundred Fourteen Thousand (214,000) shares of Series A-1 Convertible Preferred Stock of the Company and Sixty-Two Thousand (62,000) shares of Series A-2 Convertible Preferred Stock of the Company, as follows:

               RESOLVED, that the Company is authorized to issue 214,000 shares of Series A-1 Convertible Preferred Stock, par value $.001 per share (the "Series A-1 Preferred Shares"), and 62,000 shares of Series A-2 Convertible Preferred Stock, par value $.001 per share (the "Series A-2 Preferred Shares" and, together with the Series A-1 Preferred Shares, the "Preferred Shares"), which shall have the following powers, designations, preferences and other special rights:

               (1) Dividends. Except as provided in Section 8, the Preferred Shares shall not bear any dividends.

               (2) Conversion of Preferred Shares. The Preferred Shares shall be convertible into shares of the Company's common stock, par value $.001 per share (the "Common Stock"), on the terms and conditions set forth in this Section 2.

                   (a) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

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                              (i)   "Business Day" means any day other than
                  Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

                              (ii) "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of corporate stock, and (ii) with respect to any other Person, any and all partnership, limited partnership, limited liability company or other equity interest of such Person, whether outstanding on the Issuance Date or issued after the Issuance Date, and any and all rights or warrants exercisable or exchangeable for or convertible into such Capital Stock.

                              (iii) "Closing Bid Price"  means, for any security
                  as of any date, the last closing bid price for such security on the Principal Market as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price, then the last bid price of such security prior to 4:00 p.m. New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg, or, if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value (the "Fair Market Value") as mutually determined by the Company and a Majority Interest. If the Company and a Majority Interest are unable to agree upon the Fair Market Value, then such dispute shall be resolved pursuant to Section 2(d)(iii) below. All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                              (iv) "Conversion Amount" means, with respect to each Preferred Share, $100 (as adjusted for stock splits, stock dividends, stock combinations or other similar events with respect to the Preferred Shares).

                              (v)   "Conversion Price" means initially .
                  547395001, as such price may be subsequently adjusted as provided herein.

                              (vi) "Exchange Agreement" means that certain Senior Subordinated Note and Subordinated Convertible Note Exchange Agreement, dated as of July 19, 2002, between the Company and certain of the initial holders of the Series A-1 Preferred Shares, as such agreement may be amended from time to time as provided in such agreement.

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                         (vii) "Issuance Date" means the date of issuance of the
                  Series A-1 Preferred Shares pursuant to the Exchange
                  Agreement.

                         (viii) "Liquidation" means any voluntary or involuntary
                  liquidation, dissolution or winding up of the Company.

                         (ix) "Majority Interest" means a Series A-1 Majority
                  Interest, voting separately as a single class, and a Series A-2 Majority Interest, voting separately as a single class.

                         (x) "Note Holders" means, collectively, Heller
                  Financial, Inc., Midwest Mezzanine Fund II, L.P. and James M. Usdan.

                         (xi) "Person" means an individual, a limited liability
                  company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                         (xii) "Principal Market" means the principal securities
                  exchange or trading market for the Common Stock.

                         (xiii) "Senior Bank Warrants" means those certain
                  warrants to purchase Series A-2 Preferred Shares issued to the Senior Lenders, and any warrants issued upon the partial exercise, assignment, transfer, sale exchange or replacement of such warrants.

                         (xiv) "Senior Lenders" means Banc of America Strategic
                  Solutions, Inc., a Delaware corporation, FSC Corp., a Massachusetts corporation, Amsouth Bank, a national banking association, and Heller Financial Inc., a Delaware corporation.

                         (xv) "Senior Loan Agreement" means that certain Second
                  Amended and Restated Credit Agreement, dated as of July 19, 2002, between Company and the Senior Lenders.

                         (xvi) "Senior Securities" means all equity securities
                  (including any rights or options exercisable or convertible for such equity securities) of the Company with which the Preferred Shares rank junior, whether with respect to dividends or upon Liquidation or otherwise.

                         (xvii) "Series A-1 Majority Interest" means the Persons
                  holding at least seventy-five percent (75%) of the Series A-1 Preferred Shares then outstanding.

                         (xviii) "Series A-2 Majority Interest" means the
                  Persons holding at least sixty-six and two-thirds percent (66-2/3%) of the sum of (i) Series A-2 Preferred Shares then outstanding, plus (ii) the Senior Bank Warrants then outstanding, being treated for purposes of this definition on an as-exercised basis.

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                         (b) Holder's Conversion Right; Mandatory Conversion. At
any time or times on or after the Issuance Date, any holder of Preferred Shares shall, at the option of such holder, be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                         (c) Conversion Rate. The number of shares of Common
Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "Conversion Rate"):

                                Conversion Amount
                                Conversion Price

                         (d) Mechanics of Conversion.  The conversion of
Preferred Shares shall be conducted in the following manner:

                             (i) Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) transmit, by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m. New York Time on such date, a copy of an executed conversion notice in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and (B) if all the Preferred Shares then represented by the certificate are being converted, surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

                             (ii) Company's Response. Upon receipt by the
                  Company of a copy of a Conversion Notice, the Company (I) shall promptly and in no event later than two (2) Business Days after receipt deliver, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company's designated transfer agent (the "Transfer Agent"), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein, and (II) on or before the third (3rd) Business Day following the date of receipt by the Company of such Conversion Notice (the "Share Delivery Date") (A) provided that the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program and provided that the holder is eligible to receive shares through DTC, upon the request of the holder, credit the number of shares of Common Stock to which such holder is entitled to such holder's balance

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               account with DTC through its Deposit Withdrawal Agent Commission system or (B) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of such holder, for the number of shares of Common Stock to which such holder is entitled. If a certificate is delivered to the Company by a holder and the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares that have been converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Series A-1 Preferred Shares or Series A-2 Preferred Shares, as the case may be, not converted.

                    (iii) Dispute Resolution. In the case of a dispute as to the determination of the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed arithmetic calculations to the holder via facsimile within two
               (2) Business Days of receipt of such holder's Conversion Notice or other date of determination. If such holder and the Company are unable to agree upon the determination of the arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed arithmetic calculation being transmitted to the holder, then the Company shall within one (1) Business Day submit via facsimile the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. Furthermore, in the event a Majority Interest, on the one hand, and the Company, on the other hand, are unable to agree on the Fair Market Value in accordance with the definition of Closing Bid Price, then the Company shall submit as soon as reasonably practicable after it becomes apparent that the Company and such holders do not agree as to the Fair Market Value, the disputed determination of the Fair Market Value to an independent, reputable investment bank selected by the Company and approved by a Majority Interest. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holders of the Preferred Shares of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon the Company and the holders of the Preferred Shares then outstanding. Within one (1) Business Day of the accountant's determination of the calculation of the Conversion Rate, the Company shall deliver to the holder of Preferred Shares the balance of Common Stock that such holder is entitled to as provided herein (such date also deemed to be a Share Delivery Date) and any failure to do so will subject the Company to the provisions of subsection (v) below.

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                    (iv) Record Holder. The Person or Persons entitled to
            receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the legal and record holder or holders of such shares of Common Stock on the Conversion Date.

                    (v)  Company's Failure to Timely Convert.

                         (A) Cash Damages. If within three (3) Business Days
after the Company's receipt of a Conversion Notice the Company shall fail (i) to issue and deliver a certificate to a holder or, at the holder's election, credit such holder's balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or (ii) to issue a new Preferred Stock Certificate representing the number of Series A-1 Preferred Shares or Series A-2 Preferred Shares, as the case may be, to which such holder is entitled pursuant to Section 2(d)(ii), then, in addition to all other available remedies which such holder may pursue hereunder and under any other agreement between the Company and such holder (including, but not limited to, indemnification thereunder) or otherwise, the Company shall pay additional damages to such holder for each day after the Share Delivery Date such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date such Preferred Stock Certificate is not delivered in an amount equal to 0.5% of the sum of (a) the product of (I) the number of shares of Common Stock not issued to the holder on or prior to the Share Delivery Date and to which such holder is entitled and (II) the Closing Bid Price of the Common Stock on the Share Delivery Date, and (b) in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on or prior to the Preferred Stock Delivery Date, the product of (y) the number of shares of Common Stock issuable upon conversion (without regard to any limitations on conversions herein or elsewhere, including, but not limited to, any limitations as a result of the actual number of shares of Common Stock authorized for issuance by the Company) of the Preferred Shares represented by such Preferred Stock Certificate, as of the Preferred Stock Delivery Date, and
(z) the Closing Bid Price of the Common Stock on the Preferred Stock Delivery Date. If the Company fails to pay the additional damages set forth in this
Section 2(d)(v) within five (5) Business Days of the date incurred, then the holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice.

                         (B) Void Conversion Notice; Adjustment to Conversion
Price. If for any reason a holder has not received all of the shares of Common Stock to which it is entitled prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that were to be converted pursuant to such holder's Conversion Notice; provided that the voiding of a holder's Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise.

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                       (vi) Book-Entry. Notwithstanding anything to the contrary
               set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full number of Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as to account for the number of Series A-1 Preferred Shares or Series A-2 Preferred Shares, as the case may be, that are represented by a certificate representing such Preferred Shares where conversions have occurred without the physical surrender of the certificate. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Series A-1 Preferred Shares or Series A-2 Preferred Shares, as the case may be, represented by such certificate. Each certificate for Preferred Shares shall bear the following legend:

                    ANY TRANSFEREE OF THIS CERTIFICATE SHOULD
                    CAREFULLY REVIEW THE TERMS OF THE COMPANY'S
                    CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                    RIGHTS OF THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(vi) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(vi) OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS.

                    (e) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

                    (f) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

                        (i) Adjustment of Conversion Price upon Subdivision or
                  Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination,

                                        7

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          reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                     (ii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions, then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares.

                     (iii) Notices.

                           (A) Immediately upon any adjustment of the Conversion
Price, the Company will give written notice thereof to the holders of the Preferred Shares of such adjustment and a certificate of a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company (who shall be appointed at the Company's expense and who may be the independent public accountants regularly employed by the Company) setting forth the number of shares of Common Stock and the Conversion Price of such shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

                           (B) The Company will give written notice to each
holder of Preferred Shares at least twenty (20) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined in Section 3(a)) or Liquidation, provided that such information shall have been made known to the public prior to or in conjunction with such notice being provided to such holder.

                           (C) The Company will also give written notice to each
holder of Preferred Shares at least twenty (20) days prior to the date on which any Organic Change or Liquidation will take place, provided that such information shall have been made known to the public prior to or in conjunction with such notice being provided to such holder.

          (3)  Other Rights of Holders.

               (a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person, conveyance to another Person of the property of the Company as an entirety or substantially as an entirety or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent Liquidation) Capital Stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of, and as a condition to, any (i) sale or other conveyance of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change, the Company, or such other successor or purchasing Person, as the case may be, shall make lawful and adequate provision whereby the

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holders of Preferred Shares shall have the right thereafter to receive on complete conversion of the Preferred Shares the kind and amount of securities and property receivable upon such Organic Change by a holder of the number of securities issuable upon the complete conversion of such Preferred Stock immediately prior to such Organic Change. The above provisions of this Section 3(a) shall similarly apply to successive Organic Changes.

               (b) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of such holder's Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares, including, but not limited to, any limitations as a result of the actual number of shares of Common Stock authorized for issuance by the Company) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. For purposes of this Section 3(b), (i) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock, and
(ii) "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

          (4)  Reservation of Shares.

               (a) Valid Issuance. The Company agrees that all shares of Common Stock issued upon the conversion of Preferred Shares will, upon issuance, be validly issued, fully paid and nonassessable, not subject to any preemptive rights, and free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issuance thereof, other than taxes in respect of any transfer occurring contemporaneously with such issue.

               (b) Reservation. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding (the "Required Reserve Amount").

               (c) Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to cause the number of the Company's authorized shares of Common Stock to be sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share

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Failure, but in no event later than 75 days after the occurrence of such
Authorized Share Failure, the Company shall hold a meeting of its stockholders for the authorization of either an increase in the number of authorized shares of Common Stock or a reverse stock split with respect to the Common Stock. In addition, if at any time while the Senior Bank Warrants are outstanding, the exercise price of such warrants is less than the aggregate par value of the number of shares of Common Stock issuable upon conversion of the Series A-2 Preferred Shares issuable upon exercise of such warrants (a "Par Value Failure"), the Company shall immediately take all action necessary to reduce the par value of the shares of Common Stock to the extent necessary to remedy such Par Value Failure. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of a Par Value Failure, but in no event later than 75 days after the occurrence of such Par Value Failure, the Company shall hold a meeting of its stockholders for the authorization of a reduction in the par value of the Common Stock. In connection with such meeting or meetings, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock, reverse stock split or change in par value, as appropriate, and to cause its board of directors to recommend to the stockholders that they approve such proposal.

               (5)  Voting Rights.

                    (a) Generally. Except as otherwise required by applicable law or as otherwise provided herein, each holder of Preferred Shares shall be entitled to vote together with the Common Stock and all other series and classes of stock permitted to vote with the Common Stock on all matters submitted to a vote of the stockholders of the Corporation (including election of directors), and to have the number of votes per Preferred Share equal to the number of shares of Common Stock into which such Preferred Share is then convertible pursuant to the provisions hereof (without regard to any limitations on conversions herein or elsewhere, including, but not limited to, any limitations as a result of the actual number of shares of Common Stock authorized for issuance by the Company). Each holder of Preferred Shares shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this Corporation at the same time and in the same manner as notice is given to all other stockholders entitled to vote at such meetings.

                    (b) Directors. The holders of Series A-1 Preferred Shares shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect a number of directors equal to a majority of the number of members of the Company's Board of Directors. The foregoing right of holders of Series A-1 Preferred Shares may be exercised at any annual meeting of stockholders or at a special meeting of holders of Series A-1 Preferred Shares held for such purpose or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Company, of the holders of the minimum number of shares required to take such action. Each director elected by the holders of Series A-1 Preferred Shares as provided herein shall, unless his or her term shall expire earlier in accordance with the provisions contained herein, hold office until the annual meeting of stockholders at which directors of the class stand for election or until his or her successor, if any, is elected and qualified. Any director elected by the holders of shares of Series A-1 Preferred Shares voting separately as a single class may be removed from office with or without cause by the vote or written consent of a Series A-1 Majority Interest at the time of removal. If any director elected

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by the holders of the Series A-1 Preferred Shares shall cease to serve as a director before his or her term shall expire (for whatever reason), the holders of the Series A-1 Preferred Shares then outstanding and entitled to vote for such director may, by written consent, or at a special meeting of such holders, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

         (6) Liquidation, Dissolution, Winding-Up. In the event of Liquidation, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the Capital Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on Liquidation, an amount per Series A-1 Preferred Share equal to $100.00 (as adjusted for stock splits, stock dividends, stock combinations, or other similar events with respect to the Series A-1 Preferred Shares) plus declared but unpaid dividends (the "Series A-1 Liquidation Preference") and an amount per Series A-2 Preferred Share equal to $47.341 (as adjusted for stock splits, stock dividends, stock combinations or other similar events with respect to the Series A-2 Preferred Shares) plus declared but unpaid dividends (the "Series A-2 Liquidation Preference" and, together with the Series A-1 Liquidation Preference, the "Liquidation Preference"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "Pari Passu Shares"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. For purposes hereof, a Change of Control (as defined below) shall not be deemed to be a Liquidation. For purposes of this Section 6, "Change of Control" means at any time Heller Financial, Inc., a Delaware corporation, and Midwest Mezzanine Fund II, L.P., a Delaware limited partnership, together, cease to have the right to appoint a majority of the members of the Board of Directors of the Company. In addition to the foregoing, a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder. Notwithstanding the foregoing, a holder of Preferred Shares may convert its Preferred Shares into Common Stock pursuant to Section 2 prior to a Liquidation.

         (7) Preferred Rank. All shares of Common Stock and all other series of preferred stock (other than Senior Securities and Pari Passu Shares) shall be of junior rank to all Preferred Shares with respect to the preferences as to distributions and payments upon Liquidation. The rights of the shares of Common Stock and all other series of preferred stock (other than Senior Securities and Pari Passu Shares) shall be subject to the preferences and relative rights of the Preferred Shares.

         (8) Participation. The holders of the Preferred Shares shall, as holders of Preferred Shares, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere, including, but not limited to, any limitations as a result of the actual number of shares of Common Stock authorized for issuance by the Company) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

          (9) Restriction on Cash Dividends. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any dividend or distribution on, its Capital Stock without the prior express written consent of a Majority Interest.

          (10) Vote to Change the Terms of Preferred Shares.

               (a) The affirmative vote, at a meeting duly called for such purpose or the written consent without a meeting, of a Series A-1 Majority Interest, voting separately as a single class, shall be required for (A) any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A-1 Preferred Shares and (B) the issuance of Preferred Shares, other than pursuant to the Exchange Agreement or the Senior Bank Warrants.

               (b) The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of a Series A-2 Majority Interest, voting separately as a single class, shall be required for (A) any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A-2 Preferred Shares and (B) the issuance of Preferred Shares, other than pursuant to the Exchange Agreement or the Senior Bank Warrants.

               (c) Notwithstanding the foregoing, the Company will not, by amendment of its Certificate of Incorporation or by-laws, by filing any resolution of the Board of Directors of the Company with the Secretary of State of Delaware or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may reasonably be requested by the holders of the Preferred Shares in order to protect the conversion privilege of the holders of the Preferred Shares, consistent with the tenor and purpose of this Certificate of Designations.

          (11) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

          (12) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

          (13) Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all of the holders of the Preferred Shares and shall not be construed against any person as the drafter hereof.

          (14) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

          (15) Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 8.02 of the Exchange Agreement with respect to the holders of Series A-1 Preferred Shares and Section 12.02 of the Senior Loan Agreement with respect to the holders of Series A-2 Preferred Shares.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Joseph P. Keane, its Chief Financial Officer, as of the 19th day of July, 2002.

                           CASTLE DENTAL CENTERS, INC.

                           By: /s/ Joseph P. Keane
                              ----------------------------------------
                              Joseph P. Keane, Chief Financial Officer

                                    EXHIBIT I

                                     ISSUER
                                CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights for the Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of Castle Dental Centers, Inc. (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A-1 Convertible Preferred Stock, par value $.001 per share (the "Series A-1 Preferred Shares") or Series A-2 Convertible Preferred Stock, par value $.001 per share (the "Series A-2 Preferred Shares" and, together with the Series A-1 Preferred Shares, the "Preferred Shares"), of Castle Dental Centers, Inc., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

         Date of Conversion:____________________________________________________

         Number and Series of Preferred Shares to be converted:_________________

         Stock certificate no(s). of Preferred Shares to be converted:__________

Please confirm the following information:

         Conversion Price:______________________________________________________

         Number of shares of Common Stock to be issued:_________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

         Issue to:______________________________________________________________

         _______________________________________________________________________

         Facsimile Number:______________________________________________________

         Authorization:_________________________________________________________

                  By:___________________________
                  Title:________________________

         Dated:_________________________________________________________________

         Account Number (if electronic book entry transfer):____________________

         Transaction Code Number (if electronic book entry transfer):___________

                                 ACKNOWLEDGMENT

         The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ___________ ___, 20__ from the Company and acknowledged and agreed to by [TRANSFER AGENT].

                           CASTLE DENTAL CENTERS, INC.

                           By:________________________________
                           Name:______________________________
                           Its:_______________________________